Exhibit 99.1

Source: Nasdaq, Inc.

June 24, 2019 08:30 ET

Nasdaq Promotes Tal Cohen to Executive Vice President,

North American Market Services

Tom Wittman to become Executive Advisor and to retire from Nasdaq at year-end

NEW YORK, June 24, 2019 (GLOBE NEWSWIRE) — Nasdaq, Inc. today announced it has named Tal Cohen as Executive Vice President, North American Market Services, effective July 1. In this role, Cohen will be responsible for driving the strategy and success of our trading businesses across cash equities, commodities, derivatives, and trade management services in Nasdaq’s U.S. and Canadian markets. In his role, in addition to directing the strategy of the business, Cohen will oversee Nasdaq’s North American trading products across their lifecycle and will manage client relationships and market operations. He will report to Adena Friedman, President and CEO, Nasdaq.

Cohen joined Nasdaq in April 2016 as Senior Vice President of North American Equities following the acquisition of Chi-X Canada, where he had served as CEO of Chi-X Global Holdings for six years. Prior to Chi-X, Cohen held senior positions at Instinet, American Express and Arthur Andersen.

“Tal’s innovative drive and determination comes across every day in his focus on Nasdaq’s market structure and product capabilities, and the bases for his ideas come from the trusted partnerships he forms with clients,” said Friedman. “Tal’s strength in strategic thinking and proven execution skills will be tremendous assets in his new role, particularly as our clients’ needs continue to evolve. His pursuit of market structure reform is based on his longtime constructive dialogue with all industry participants, and he will be a great leader for our North American trading franchise.”

Cohen was at the forefront of electronic markets, serving as global co-head of electronic trading for Instinet in 2006. As CEO of Chi-X Global, he led a global start up and built a profitable business on three continents within six years. Chi-X’s innovative work included launching the first new stock exchange in Australia in more than a century; leading a consortium of broker dealers in Japan to create the first broker-neutral Volume-Weighted Average Price (VWAP) in that marketplace; and earlier, leading a joint venture with B3 exchange in Brazil and establishing a key technology deal with the CFETS exchange in China.

Cohen has also represented Nasdaq at Securities and Exchange Commission (SEC) hearings, including the April 2018 Roundtable on Market Structure for Thinly Traded Securities and most recently, the meeting of the Investment Advisory Committee in March 2019. Since arriving at Nasdaq, Cohen has led Nasdaq’s North American Equities business, including the ETF trading business and the “Off-Exchange” business (which includes the Trade Reporting Facility or “TRF”). He has also led Nasdaq’s research in digital assets and tokenization.

As announced previously, Bjørn Sibbern was appointed Executive Vice President of European Market Services and President, European Markets with oversight across equities and equity derivatives, commodities, fixed income, post-trade, market data, and broker services.

Tom Wittman, who led Nasdaq’s Global Trading & Market Services and served as CEO of The Nasdaq Stock Market since 2016, will retire at year-end 2019. On July 1, 2019, Wittman will become Executive Advisor, continuing to report to Adena Friedman, and he will continue to manage Nasdaq Fixed Income for the remainder of the year.

Wittman joined Nasdaq in 2008 as part of Nasdaq’s acquisition of the Philadelphia Stock Exchange (PHLX), where he worked for 21 years and was responsible for PHLX’s trading technology across equities and options, as well as all regulatory technology and back office systems. Wittman, who started his career as a software developer, was instrumental in guiding the nation’s oldest exchange into the age of electronic trading.

Early in his career at Nasdaq, Wittman demonstrated a passion for the markets, investors and his clients. He used that to push Nasdaq’s U.S. equities options business to No. 1 in U.S. multi-listed market share by 2010, a position it still holds today.

In his role leading Nasdaq’s global trading business, Wittman was responsible for the management, operations and strategic direction of Nasdaq’s businesses spanning cash equities, clearing, commodities, derivatives, fixed income and trade management services. Between 2015 and 2018, Nasdaq’s trading revenues (minus transaction-based fees) grew from $532 million to more than $666 million, a 25% increase.

Wittman also has served as CEO of The Nasdaq Stock Market LLC (Nasdaq), Nasdaq PHLX LLC (PHLX), Nasdaq BX Inc. (BX), Nasdaq ISE, LLC, Nasdaq GEMX, LLC, and Nasdaq MRX, LLC.

“Tom’s stewardship and track record in the options and equities markets are known throughout the industry, and the success of Nasdaq’s equity and equity derivatives business points directly to his leadership,” said Friedman. “His efforts to integrate the Philadelphia Stock Exchange into Nasdaq in 2008, and leading Nasdaq’s team to acquire Chi-X Canada and International Securities Exchange in 2016, have created a tremendous foundation from which Nasdaq is able to invest in alternative data, machine intelligence, and cloud technology in our role of building and serving marketplaces all over the world.”

Wittman and Cohen played instrumental roles in the 2017 launch of The Promise of Market Reform: Reigniting America’s Economic Engine, Nasdaq’s blueprint for addressing uncertainty in the U.S. financial markets. Since its release, the company has witnessed progress on more than seven bills in Congress and the issuance of 13 rules and announcements by regulators. They also collaborated on the launch of TotalMarkets: Blueprint for a Better Tomorrow earlier this year, that proposes to modernize regulations and make structural changes to the U.S. Equity Markets.

Forward-Looking Statements:

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to Nasdaq’s products and offerings. We caution that these statements are not guarantees of future performance.

Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to factors detailed in Nasdaq’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

Contact:

Joseph Christinat

646-441-5121

Joseph.Christinat@nasdaq.com